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For Immediate Release
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Company Contact:                           Press Contact:
----------------                           --------------
Trevor M. Saliba                           David A. Kaminer
CirTran Corporation                        The Kaminer Group
+(310) 492-0400                            +(914) 684-1934
trevor@cirtran.com                         dkaminer@kamgrp.com

               CirTran Announces Additional $2 Million Investment

                                       --

         Warrants-Driven Stock Purchase Agreement Now Totals $3 Million

SALT LAKE CITY, July 6, 2006 - CirTran Corporation (OTC BB: CIRT) announced today that it has signed and received the first payment on a stock purchase agreement for an additional $2 million investment by a private California firm, which invested $1 million in the company in May.

       Iehab J. Hawatmeh, founder and president of CirTran, a full-service contract manufacturer of IT, consumer and consumer electronics products, said ANAHOP, Inc., based in Anaheim, California, will invest $2 million more B in separate tranches B in the company. He said ANAHOP has contracted to purchase CirTran restricted common stock for $.07 per share without any registration rights, and will also receive warrants to purchase up to an additional 63 million shares, which principals of both companies called "the key to the investment."

       - The initial payment of $300,000 was received by CirTran on June 30, 2006, at the closing of the agreement;

       - The second payment of $200,000 is due within 30 days from closing;

       - The third payment of $500,000 is due within 30 days of CirTran's stock being listed for trading on the NASDAQ7 Small Cap Market, the NASDAQ Capital Market, the American Stock Exchange7, or the New York Stock Exchange;

       - The fourth/final payment of $1 million will be due within 60 days after CirTran's stock is listed on one of the above exchanges.

       - In addition, ANAHOP will receive warrants to purchase up to an additional 63 million shares; 30 million exercisable at $.15 per share; 10 million exercisable at $.25 per share; and 23 million exercisable at $.50 per share.

       ANAHOP's initial investment of $1 million in CirTran restricted common stock, which started at the end of May, was completed ahead of schedule on June 15, and also included warrants to purchase up to 30 million shares.
'Banking on a Bright Future for CirTran'

       "Every public company seeks investors who believe in its business plan and ability to achieve fiscal goals and success over the long-term," Mr. Hawatmeh said. "It is clear from both the purchase of shares at more than double our current market price, and the issuance of more than 90 million warrants overall, that ANAHOP is banking on what it sees as a very bright future for CirTran."

       Commenting on the $3 million overall investment in CirTran made by his group, Albert Hagar, president of ANAHOP, said, "Our research and due diligence have shown that the senior management team led by Iehab Hawatmeh, Trevor Saliba, Charles Ho, and the entire CirTran organization, to be on-track to achieve its business and financial goals."

       Fadi Nora, an ANAHOP principal, said that "there was a clear reason that we purchased stock at a higher-than-market price . . . in fact, more than double the going market price.

       "We believe in CirTran," he said, "and are banking on its future growth and profitability. The warrants were the key to the investment. Our hope and belief is that, along with all CirTran shareholders, we will share in the Company's success and earn a substantial return on our investment."

About CirTran Corporation
-------------------------
Founded in 1993, CirTran Corporation (OTC BB: CIRT, www.CirTran.com) is a premier international full-service contract manufacturer. Headquartered in Salt Lake City, its ISO 9001:2000-certified, non-captive 40,000-square foot manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corporation in 1997. In 2004, it formed CirTran-Asia as a high-volume manufacturing arm and wholly-owned subsidiary with its principal office in ShenZhen, China. CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment, and household products manufacturing, focusing on the multi-billion dollar Direct Response Industry.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

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